Exhibit 5.1

February 28, 2025

DocGo Inc.
685 Third Avenue, 9th Floor
New York, NY 10017

Re: DocGo Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel and Secretary of DocGo Inc., a Delaware corporation (the “Company”), and, in such capacity, have acted as counsel to the Company in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering the offering by the Company of up to 13,120,032 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable to eligible individuals under the DocGo Inc. 2021 Stock Incentive Plan (the “Plan”).

In arriving at the opinions expressed below, I have examined the Registration Statement and originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Plan and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that the shares of Common Stock issuable under the Plan, when issued and sold in accordance with the terms of the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). I am not admitted to practice in the State of Delaware; however, I am generally familiar with the DGCL as currently in effect and have made such inquiries as I consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ely D. Tendler
Ely D. Tendler General Counsel and Secretary